Exhibit 23.8

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-193924 of our reports dated February 28, 2013 and February 28, 2012 related to the financial statements of Walnut Street Securities, Inc. as of and for the years ended December 31, 2012 and 2011, respectively, (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions), both appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Tampa, Florida

May 28, 2014